Exhibit 99.1

GUESS?, INC. REPORTS FISCAL YEAR 2023 FIRST QUARTER RESULTS

Q1 Fiscal 2023 Revenues Reached $593 Million, Up 14% in U.S. Dollars and 21% in Constant Currency Compared to Q1 Fiscal 2022

Delivered Q1 Operating Margin of 6.1%; Adjusted Operating Margin of 7.0%

Q1 EPS of $0.12 and Adjusted EPS of $0.24

Expects Fiscal 2023 Revenue Growth of About 4% in U.S. Dollars, 10% in Constant Currency, and Fiscal 2023 GAAP and Adjusted Operating Margins of 10.1% and 10.3%, Respectively

Entered Into $175 Million Accelerated Share Repurchase Arrangement

LOS ANGELES, May 25, 2022 - Guess?, Inc. (NYSE: GES) today reported financial results for its first quarter ended April 30, 2022.

Carlos Alberini, Chief Executive Officer, commented, “We are very pleased with our first quarter results which exceeded our expectations for top line and operating performance. Our Company’s revenues finished up 14% in U.S. dollars and 21% in constant currency with Europe, Americas Wholesale and Licensing performing better than expected. Overall, we delivered strong gross margin performance and leveraged expenses effectively, contributing to an expansion in operating margin and a significant increase in earnings from operations compared to the prior year. During the quarter, we continued to prioritize returning value to our shareholders and purchased over 500,000 shares of our stock in open market transactions and entered into a $175 million accelerated share repurchase program which is presently being executed.”
Paul Marciano, Co-Founder and Chief Creative Officer, added, “We have continued to make great progress in enhancing our product offering and I strongly believe that our current collections are the best they have been across all product categories. As always, we stay true to our brand and values and focus on what we can control. During the last few years, we have transformed our business and elevated our brands very successfully and our customers are responding well to our offerings. Today, our Company is very well positioned to compete in the current marketplace and gain market share among our different product categories and territories. We are very proud of our teams and highly confident in our future.”
Mr. Alberini concluded, “As we look at the remainder of the year, we remain focused on carefully managing our business and believe we can deliver about 4% revenue growth and an operating margin above 10% for the current year, which includes a significant unfavorable currency impact versus the prior year due to the stronger U.S. dollar. While the environment remains challenging, we are well positioned to grow and capitalize on our diversified business model and the strong momentum of our Guess and Marciano brands.”
Non-GAAP Information

This press release contains non-GAAP financial measures, including certain adjusted results of operations and outlook measures, constant currency information, free cash flow measures and return on invested capital (“ROIC”) data. See the heading “Presentation of Non-GAAP Information” for further information and the accompanying tables for a reconciliation to the comparable GAAP financial measure.

First Quarter Fiscal 2023 Results
For the first quarter of fiscal 2023, the Company recorded GAAP net earnings of $8.0 million, a 33.6% decrease from $12.0 million for the first quarter of fiscal 2022. GAAP diluted EPS decreased 33.3% to $0.12 for the first quarter of fiscal 2023, compared to $0.18 for the same prior-year quarter. The Company estimates a net positive impact from its adoption of new accounting guidance related to the Company’s convertible notes and share buybacks of $0.04 and a negative impact from currency of $0.14 on GAAP diluted EPS in the first quarter of fiscal 2023 when compared to the same prior-year quarter.
For the first quarter of fiscal 2023, the Company’s adjusted net earnings were $15.2 million, a 9.8% increase from $13.9 million for the first quarter of fiscal 2022. Adjusted diluted EPS increased 14.3% to $0.24, compared to $0.21 for the same prior-year quarter. The Company estimates a net positive impact from its share buybacks of $0.01 and a negative impact from currency of $0.14 on adjusted diluted EPS in the first quarter of fiscal 2023 when compared to the same prior-year quarter.
Net Revenue. Total net revenue for the first quarter of fiscal 2023 increased 14% to $593.5 million from $520.0 million in the same prior-year quarter. In constant currency, net revenue increased by 21%.
•Americas Retail revenues increased 7% in U.S. dollars and constant currency. Retail comp sales, including e-commerce, increased 3% both in U.S. dollars and constant currency.
•Americas Wholesale revenues increased 50% in U.S. dollars and constant currency.
•Europe revenues increased 14% in U.S. dollars and 26% in constant currency. Retail comp sales, including e-commerce, decreased 6% in U.S. dollars and increased 3% in constant currency.
•Asia revenues increased 1% in U.S. dollars and 8% in constant currency. Retail comp sales, including e-commerce, decreased 11% in U.S. dollars and 5% in constant currency.
•Licensing revenues increased 23% in U.S. dollars and constant currency.
Earnings from Operations. GAAP earnings from operations for the first quarter of fiscal 2023 increased 37% to $36.4 million (including $1.5 million in non-cash impairment charges taken on certain long-lived store related assets, $0.6 million net gains on lease modifications and a $6.4 million unfavorable currency translation impact), from $26.6 million (including $0.4 million in non-cash impairment charges taken on certain long-lived store related assets and $2.1 million net gains on lease modifications) in the same prior-year quarter. GAAP operating margin in the first quarter of fiscal 2023 increased 1.0% to 6.1%, from 5.1% for the same prior-year quarter, driven primarily by overall leveraging of expenses, partially offset by higher store labor costs in Americas Retail and unfavorable currency impact. The negative impact of currency on operating margin for the quarter was approximately 100 basis points.
For the first quarter of fiscal 2023, adjusted earnings from operations increased 61% to $41.7 million, from $26.0 million in the same prior-year quarter. Adjusted operating margin increased 2.0% to 7.0%, from 5.0% for the same prior-year quarter, driven primarily by overall leveraging of expenses, partially offset by higher store labor costs in Americas Retail and unfavorable currency impact.
•Operating margin for the Company’s Americas Retail segment decreased 4.4% to 8.6% in the first quarter of fiscal 2023, compared to 13.0% in the same prior-year quarter, driven primarily by the unfavorable impact from higher store labor costs, higher markdowns and lower government subsidies compared to last year, partially offset by higher initial markups.

•Operating margin for the Company’s Americas Wholesale segment increased 0.1% to 25.5% in the first quarter of fiscal 2023, compared to 25.4% in the same prior-year quarter, due primarily to leveraging of expenses, partially offset by lower product margin.
•Operating margin for the Company’s Europe segment improved 4.8% to 6.5% in the first quarter of fiscal 2023, compared to 1.7% in the same prior-year quarter, driven primarily by leveraging of expenses and lower markdowns, partially offset by lower initial markups.
•Operating margin for the Company’s Asia segment decreased 3.0% to negative 6.2% in the first quarter of fiscal 2023, from negative 3.2% in the same prior-year quarter, driven primarily by the resurgence of the COVID-19 pandemic in certain markets.
•Operating margin for the Company’s Licensing segment increased 2.3% to 92.6% in the first quarter of fiscal 2023, compared to 90.3% in the same prior-year quarter, mainly due to leveraging of expenses.
Other expense, net. Other expense, net for the first quarter of fiscal 2023 was $16.5 million compared to $2.7 million for the same prior-year quarter. The change was primarily due to higher net unrealized and realized losses from foreign currency exposures and higher net unrealized losses on our SERP-related assets compared to the same prior-year quarter.
Outlook
For the second quarter of fiscal 2023, assuming no meaningful COVID-related shutdowns, we expect revenues to be up around 1% in U.S. dollars (8% in constant currency) versus the second quarter of fiscal 2022 and operating margin to reach approximately 7.5%.
For the full fiscal year 2023, assuming no meaningful COVID-related shutdowns, we expect revenues to be up around 4% in U.S. dollars (10% in constant currency) versus fiscal 2022 and GAAP and adjusted operating margins to reach approximately 10.1% and 10.3%, respectively.
A reconciliation of the Company’s outlook for GAAP operating margin to adjusted operating margin for the second quarter and fiscal year ending January 28, 2023 is as follows:

Reconciliation of GAAP Outlook to Adjusted Outlook

	Second Quarter of Fiscal 2023	Fiscal Year 2023

GAAP operating margin	7.5%	10.1%
Certain professional service and legal fees and related (credits) costs[1]	—%	0.2%
Asset impairment charges[2]	—%	0.0%
Net gains on lease modifications[3]	—%	(0.0%)
Adjusted operating margin	7.5%	10.3%
______________________________________________________________________________
See page 15 for footnotes
Dividend
The Company’s Board of Directors approved a quarterly cash dividend of $0.225 per share on the Company’s common stock. The dividend will be payable on June 24, 2022 to shareholders of record as of the close of business on June 8, 2022.

Share Repurchases
On March 14, 2022, the Board of Directors expanded its repurchase authorization by $100 million, leaving a new capacity of $249.0 million at that time.
On March 18, 2022, pursuant to the existing share repurchase authorization, the Company entered into an accelerated share repurchase agreement (“ASR”) with Barclays Bank PLC, to repurchase an aggregate of $175.0 million of the Company’s common stock. Under the ASR, it received up-front approximately 3.3 million shares of common stock on March 21, 2022 (representing approximately $70.0 million, or 40%, of the $175.0 million notional amount of the ASR), with the remaining portion expected to be completed by the end of July 2022. During the three months ended April 30, 2022, the Company also repurchased approximately 0.5 million shares of its common stock in open market transactions totaling $11.7 million. Combined, these transactions resulted in the repurchase of approximately 3.8 million shares for $81.7 million during the first quarter of fiscal 2023, with the remaining portion of the ASR to be determined based on the average volume-weighted price of the Company’s shares during the term of the ASR, less an agreed discount.
Presentation of Non-GAAP Information
The financial information presented in this release includes non-GAAP financial measures, such as adjusted results and outlook, constant currency financial information, free cash flows and ROIC. For the periods presented, the adjusted measures exclude the impact of certain professional service and legal fees and related (credits) costs, asset impairment charges, net gains on lease modifications, non-cash amortization of debt discount on the Company’s convertible senior notes, the related income tax effects of the foregoing items, the impact from changes in the income tax law on deferred income taxes in certain tax jurisdictions, net income tax settlements and adjustments to specific uncertain income tax positions, as well as certain discrete income tax adjustments related primarily to an intra-entity transfer of intellectual property rights to a wholly-owned Swiss subsidiary, in each case where applicable. These non-GAAP measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results and outlook.
The Company has excluded these items from its adjusted financial measures primarily because it believes these items are not indicative of the underlying performance of its business and the adjusted financial information provided is useful for investors to evaluate the comparability of the Company’s operating results and its future outlook (when reviewed in conjunction with the Company’s GAAP financial statements). A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables.
This release includes certain constant currency financial information. Foreign currency exchange rate fluctuations affect the amount reported from translating the Company’s foreign revenue, expenses and balance sheet amounts into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results under GAAP. The Company provides constant currency information to enhance the visibility of underlying business trends, excluding the effects of changes in foreign currency translation rates. To calculate net revenue and earnings (loss) from operations on a constant currency basis, actual or forecasted results for the current-year period are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency different from the functional currency of that entity when exchange rates fluctuate. However, in calculating the estimated impact of currency on our earnings (loss) per share for our actual or forecasted results, the Company estimates gross margin (including the impact of merchandise-related hedges) and expenses using the appropriate prior-year rates, translates the estimated foreign earnings at the comparable prior-year rates, and excludes the year-over-year earnings impact of gains or losses arising from balance sheet remeasurement and foreign currency contracts not designated as merchandise hedges. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

The Company includes information regarding its free cash flows in this release. The Company calculates free cash flows as cash flows from operating activities less (i) purchases of property and equipment and (ii) payments for property and equipment under finance leases. Free cash flows are not intended to be an alternative to cash flows from operating activities as a measure of liquidity, but rather to provide additional visibility to investors regarding how much cash is generated for discretionary and non-discretionary items after deducting purchases of property and equipment and payments for property and equipment under finance leases. Free cash flow information presented may not be comparable to similarly titled measures reported by other companies. A reconciliation of reported GAAP cash flows from operating activities to the comparable non-GAAP free cash flow measure is provided in the accompanying tables.
The Company includes information regarding its ROIC in this release. The Company defines ROIC as adjusted net operating profit after income taxes divided by two-year average invested capital. The Company believes ROIC is a useful financial measure for investors in evaluating how efficiently the Company deploys its capital. The Company’s method of calculating ROIC is provided in the accompanying tables and may differ from other companies’ methods and, therefore, might not be comparable.
Investor Conference Call
The Company will hold a conference call at 4:45 pm (ET) on May 25, 2022 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guess.com via the “Investor Relations” link. The webcast will be archived on the website for 30 days.
About Guess?
Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, eyewear, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of April 30, 2022, the Company directly operated 1,073 retail stores in the Americas, Europe and Asia. The Company’s partners and distributors operated 565 additional retail stores worldwide. As of April 30, 2022, the Company and its partners and distributors operated in approximately 100 countries worldwide. For more information about the Company, please visit www.guess.com.
Forward-Looking Statements
Except for historical information contained herein, certain matters discussed in this press release or the related conference call and webcast, including statements concerning the potential actions and impacts related to the COVID-19 pandemic; results of the ASR and cash needs; statements concerning the Company’s future outlook, including with respect to the second quarter and full year of fiscal 2023; statements concerning share repurchase plans; statements concerning the Company’s expectations, goals, future prospects, and current business strategies and strategic initiatives; and statements expressing optimism or pessimism about future operating results and growth opportunities are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are frequently indicated by terms such as “expect,” “could,” “will,” “should,” “goal,” “strategy,” “believe,” “estimate,” “continue,” “outlook,” “plan,” “create,” “see,” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated.
Factors which may cause actual results in future periods to differ materially from current expectations include, among others: our ability to maintain our brand image and reputation; domestic and international economic or political conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending; recent sanctions and export controls targeting Russia and other impacts related to the war in Ukraine; the continuation or worsening of impacts related to the COVID-19 pandemic; risks relating to our indebtedness; changes to estimates related to impairments, inventory and other reserves, which were made using the best information available at the time; changes in the competitive marketplace and in our commercial relationships; our ability to anticipate and adapt to changing consumer preferences and trends; our ability to manage our inventory commensurate with customer demand; the high concentration of our Americas Wholesale business; risks related to the costs and timely delivery of merchandise to our distribution facilities, stores and wholesale customers; unexpected or unseasonable weather conditions; our ability to effectively operate our various retail concepts, including securing, renewing, modifying or terminating leases for store locations; our ability to successfully and/or timely implement our growth strategies and other strategic initiatives; our ability to successfully enhance our global omni-channel capabilities; our ability to expand internationally and operate in regions where we have less experience, including through joint ventures; risks relating to our $300 million 2.0% convertible senior notes due 2024, including our ability to settle the liability in cash; disruptions at our distribution facilities; our ability to attract and retain management and other key personnel; obligations or changes in estimates arising from new or existing litigation, income tax and other regulatory proceedings; risks related to the income tax treatment of our third quarter fiscal 2022 intra-entity transfer of intellectual property rights from certain U.S. entities to a wholly-owned Swiss subsidiary; the occurrence of unforeseen epidemics, such as the COVID-19 pandemic; other catastrophic events; changes in U.S. or foreign income tax or tariff policy, including changes to tariffs on imports into the U.S.; accounting adjustments to our unaudited financial statements identified during the completion of our annual independent audit of financial statements and financial controls or from subsequent events arising after issuance of this release; risk of future non-cash asset impairments, including goodwill, right-of-use lease assets and/or other store asset impairments; violations of, or changes to, domestic or international laws and regulations; risks associated with the acts or omissions of our licensees and third party vendors, including a failure to comply with our vendor code of conduct or other policies; risks associated with cyber-attacks and other cyber security risks; risks associated with our ability to properly collect, use, manage and secure consumer and employee data; risks associated with our vendors’ ability to maintain the strength and security of information technology systems; changes in economic, political, social and other conditions affecting our foreign operations and sourcing, including the impact of currency fluctuations, global income tax rates and economic and market conditions in the various countries in which we operate; impacts of inflation and further inflationary pressures; fluctuations in quarterly performance; slowing in-person customer traffic; increases in labor costs; increases in wages; risks relating to activist investor activity; and the significant voting power of our family founders.
In addition to these factors, the economic, technological, managerial, and other risks identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations. The current global economic climate, length and severity of the COVID-19 pandemic, and uncertainty surrounding potential changes in U.S. policies and regulations may amplify many of these risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Guess?, Inc.
Fabrice Benarouche
VP, Finance and Investor Relations
(213) 765-5578

Source:	Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(amounts in thousands, except per share data)

	Three Months Ended
	April 30, 2022		May 1, 2021

Product sales	$567,073	95.6%	$498,477	95.9%
Net royalties	26,400	4.4%	21,525	4.1%
Net revenue	593,473	100.0%	520,002	100.0%

Cost of product sales	346,324	58.4%	308,444	59.3%

Gross profit	247,149	41.6%	211,558	40.7%

Selling, general and administrative expenses	209,831	35.3%	186,684	35.9%
Asset impairment charges	1,544	0.3%	441	0.1%
Net gains on lease modifications	(601)	(0.1%)	(2,145)	(0.4%)

Earnings from operations	36,375	6.1%	26,578	5.1%

Other income (expense):
Interest expense	(3,093)	(0.5%)	(5,926)	(1.1%)
Interest income	574	0.1%	374	0.1%
Other, net	(16,452)	(2.8%)	(2,701)	(0.6%)

Earnings before income tax expense	17,404	2.9%	18,325	3.5%

Income tax expense	6,950	1.1%	5,455	1.1%

Net earnings	10,454	1.8%	12,870	2.4%

Net earnings attributable to noncontrolling interests	2,484	0.5%	864	0.1%

Net earnings attributable to Guess?, Inc.	$7,970	1.3%	$12,006	2.3%

Net earnings per common share attributable to common stockholders:
Basic	$0.13		$0.19
Diluted[4]	$0.12		$0.18

Weighted average common shares outstanding attributable to common stockholders:
Basic	61,052		64,035
Diluted[4]	74,469		65,940

Effective income tax rate	39.9%		29.8%

Adjusted selling, general and administrative expenses[5]:	$205,414	34.6%	$185,606	35.7%

Adjusted earnings from operations[5]:	$41,735	7.0%	$25,952	5.0%

Adjusted net earnings attributable to Guess?, Inc.[5]:	$15,237	2.6%	$13,873	2.7%

Adjusted diluted earnings per common share attributable to common stockholders[4,5]:	$0.24		$0.21

Adjusted effective income tax rate[5]:	22.1%		28.0%
______________________________________________________________________
See page 15 for footnotes.

Guess?, Inc. and Subsidiaries
Reconciliation of GAAP Results to Adjusted Results
(dollars in thousands)
The reconciliations of reported GAAP selling, general and administrative expenses to adjusted selling, general and administrative expenses, reported GAAP earnings from operations to adjusted earnings from operations, reported GAAP net earnings attributable to Guess?, Inc. to adjusted net earnings attributable to Guess?, Inc. and reported GAAP income tax expense to adjusted income tax expense follows:

	Three Months Ended
	April 30, 2022	May 1, 2021

Reported GAAP selling, general and administrative expenses	$209,831	$186,684
Certain professional service and legal fees and related credits (costs)[6]	(4,417)	(1,078)

Adjusted selling, general and administrative expenses[5]	$205,414	$185,606

Reported GAAP earnings from operations	$36,375	$26,578
Certain professional service and legal fees and related (credits) costs[6]	4,417	1,078
Asset impairment charges[7]	1,544	441
Net gains on lease modifications[8]	(601)	(2,145)

Adjusted earnings from operations[5]	$41,735	$25,952

Reported GAAP net earnings attributable to Guess?, Inc.	$7,970	$12,006
Certain professional service and legal fees and related (credits) costs[6]	4,417	1,078
Asset impairment charges[7]	1,544	441
Net gains on lease modifications[8]	(601)	(2,145)
Amortization of debt discount[9]	—	2,781
Discrete income tax adjustments[10]	3,188	147
Income tax impact from adjustments[11]	(1,281)	(435)

Total adjustments affecting net earnings attributable to Guess?, Inc.	7,267	1,867

Adjusted net earnings attributable to Guess?, Inc.[5]	$15,237	$13,873

Reported GAAP income tax expense	$6,950	$5,455
Discrete income tax adjustments[10]	(3,188)	(147)
Income tax impact from adjustments[11]	1,281	435

Adjusted income tax expense[5]	$5,043	$5,743

Adjusted effective income tax rate[5]	22.1%	28.0%
______________________________________________________________________
See page 15 for footnotes.

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended
	April 30, 2022	May 1, 2021	% change
Net revenue:
Americas Retail	$166,485	$155,535	7%
Americas Wholesale	68,357	45,430	50%
Europe	276,009	241,852	14%
Asia	56,222	55,660	1%
Licensing	26,400	21,525	23%
Total net revenue	$593,473	$520,002	14%

Earnings (loss) from operations:
Americas Retail	$14,266	$20,274	(30%)
Americas Wholesale	17,397	11,555	51%
Europe	17,890	4,198	326%
Asia	(3,487)	(1,808)	93%
Licensing	24,444	19,431	26%
Total segment earnings from operations	70,510	53,650	31%

Corporate overhead	(33,192)	(28,776)	15%
Asset impairment charges	(1,544)	(441)	250%
Net gains on lease modifications	601	2,145	(72%)
Total earnings from operations	$36,375	$26,578	37%

Operating margins:
Americas Retail	8.6%	13.0%
Americas Wholesale	25.5%	25.4%
Europe	6.5%	1.7%
Asia	(6.2%)	(3.2%)
Licensing	92.6%	90.3%

GAAP operating margin for total Company	6.1%	5.1%
Certain professional service and legal fees and related (credits) costs[5,6]	0.7%	0.2%
Asset impairment charges[5,7]	0.3%	0.1%
Net gains on lease modifications[5,8]	(0.1%)	(0.4%)
Adjusted operating margin for total Company[5]	7.0%	5.0%
______________________________________________________________________
See page 15 for footnotes.

Guess?, Inc. and Subsidiaries
Constant Currency Financial Measures
(dollars in thousands)

	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
	Three Months Ended				% change
	April 30, 2022			May 1, 2021
Net revenue:
Americas Retail	$166,485	$47	$166,532	$155,535	7%	7%
Americas Wholesale	68,357	(43)	68,314	45,430	50%	50%
Europe	276,009	29,733	305,742	241,852	14%	26%
Asia	56,222	3,722	59,944	55,660	1%	8%
Licensing	26,400	—	26,400	21,525	23%	23%
Total net revenue	$593,473	$33,459	$626,932	$520,002	14%	21%

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	April 30, 2022	January 29, 2022	May 1, 2021

ASSETS

Cash and cash equivalents	$147,897	$415,565	$395,128

Receivables, net	295,430	328,856	306,297

Inventories	483,927	462,295	404,851

Other current assets	96,128	77,378	67,907

Property and equipment, net	232,763	228,765	211,354

Restricted cash	—	—	233

Operating lease right-of-use assets	653,611	685,799	738,544

Other assets	340,250	356,970	253,695

Total assets	$2,250,006	$2,555,628	$2,378,009

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of borrowings and finance lease obligations	$77,929	$43,379	$17,917

Current operating lease liabilities	178,470	195,516	224,676

Other current liabilities	502,092	578,979	434,082

Long-term debt and finance lease obligations	51,560	60,970	86,724

Convertible senior notes, net[9]	298,307	270,595	261,609

Long-term operating lease liabilities	549,293	582,757	632,574

Other long-term liabilities	151,262	160,289	139,285

Redeemable and nonredeemable noncontrolling interests	38,030	40,485	26,947

Guess?, Inc. stockholders’ equity	403,063	622,658	554,195

Total liabilities and stockholders’ equity	$2,250,006	$2,555,628	$2,378,009
______________________________________________________________________
See page 15 for footnotes.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Three Months Ended
	April 30, 2022	May 1, 2021

Net cash used in operating activities	$(54,570)	$(53,643)

Net cash used in investing activities	(29,196)	(7,788)

Net cash used in financing activities	(176,794)	(9,719)

Effect of exchange rates on cash, cash equivalents and restricted cash	(7,108)	(2,834)

Net change in cash, cash equivalents and restricted cash	(267,668)	(73,984)

Cash, cash equivalents and restricted cash at the beginning of the year	415,565	469,345

Cash, cash equivalents and restricted cash at the end of the period	$147,897	$395,361

Supplemental information:

Depreciation and amortization	$15,304	$14,188

Total lease costs (excluding finance lease cost)	$74,678	$68,485

Guess?, Inc. and Subsidiaries
Reconciliation of Net Cash Used In Operating Activities to Free Cash Flow
(in thousands)

	Three Months Ended
	April 30, 2022	May 1, 2021

Net cash used in operating activities	$(54,570)	$(53,643)

Less: Purchases of property and equipment	(28,742)	(9,139)

Less: Payments for property and equipment under finance leases	(1,724)	(1,791)

Free cash flow	$(85,036)	$(64,573)

Guess?, Inc. and Subsidiaries
Retail Store Data
Global Store and Concession Count

	Stores			Concessions
Region	Total	Directly Operated	Partner Operated	Total	Directly Operated	Partner Operated
	As of April 30, 2022

United States	244	244	—	1	—	1
Canada	74	74	—	—	—	—
Central and South America	101	67	34	29	29	—

Total Americas	419	385	34	30	29	1

Europe and the Middle East	795	564	231	51	51	—
Asia and the Pacific	424	124	300	253	111	142

Total	1,638	1,073	565	334	191	143

	As of May 1, 2021

United States	246	244	2	1	—	1
Canada	74	74	—	—	—	—
Central and South America	105	70	35	29	29	—

Total Americas	425	388	37	30	29	1

Europe and the Middle East	728	511	217	45	45	—
Asia and the Pacific	427	142	285	287	92	195

Total	1,580	1,041	539	362	166	196

Guess?, Inc. and Subsidiaries
Return on Invested Capital for the Fiscal Year
(in thousands)

	FY2021	FY2022	FY2022 2-Year Average

Total assets	$2,465,868	$2,555,628	$2,510,748
Cash and cash equivalents	(469,110)	(415,565)	(442,338)
Operating right-of-use assets	(764,804)	(685,799)	(725,302)
Accounts payable	(300,427)	(325,797)	(313,112)
Accrued expenses	(200,602)	(253,182)	(226,892)
Average invested capital	$730,925	$875,285	$803,104

			FY2022

Reported GAAP earnings from operations			$305,037
Certain professional service and legal fees and related (credits) costs[6]			2,652
Asset impairment charges[7]			3,149
Net gains on lease modifications[8]			(259)
Adjusted earnings from operations[5]			$310,579
Asset impairments[7]			(3,149)
Other expense, net			(30,171)
Income tax expense[12]			(68,760)
Adjusted net operating profit after taxes[5]			$208,499

Non-GAAP return on invested capital[13]			26%
______________________________________________________________________
See page 15 for footnotes

Guess?, Inc. and Subsidiaries
Footnotes to Condensed Consolidated Financial Data

Footnotes:

1    Amounts for the full fiscal year include certain professional service and legal fees and related (credits) costs recognized during the three months ended April 30, 2022 which the Company otherwise would not have incurred as part of its business operations. The Company is unable to predict future amounts as these expenditures are inconsistent in amount and frequency and certain elements used to estimate such items have not yet occurred or are out of the Company’s control. As such, the Company has not considered any future charges in the accompanying GAAP outlook.
2    Amounts for the full fiscal year include asset impairment charges related primarily to impairment of operating lease right-of-use assets and property and equipment related to certain retail locations recognized during the three months ended April 30, 2022 that resulted from lower revenue and future cash flow projections from under-performance and expected store closures. The adjusted results do not assume any additional future asset impairment charges because of the uncertainty and variability of the nature and amount. As such, the Company has not considered any future asset impairment charges in the accompanying GAAP outlook.
3    Amounts for the full fiscal year represent net gains on lease modifications related primarily to the early termination of certain lease agreements recognized during the three months ended April 30, 2022. The Company is unable to predict future amounts as these gains are inconsistent in amount and frequency and certain elements used to estimate such items have not yet occurred or are out of the Company’s control. As such, the Company has not considered any future gains in the accompanying GAAP outlook.
4    Prior to adoption of ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40), for GAAP purposes, the Company incurred dilution above the initial strike price of the Company’s convertible senior notes of $25.78. At May 1, 2021, there was no dilution related to the convertible notes for the period.
The Company adopted ASU 2020-06 under the modified retrospective method as of January 30, 2022. Upon adoption, the Company prospectively utilizes the if-converted method to calculate GAAP diluted EPS. For GAAP purposes, the Company incurs dilution of the Company’s convertible senior notes based on the initial conversion rate associated with the senior notes. For the three months ended April 30, 2022, shares used in computing diluted EPS increased by 11.8 million shares due to the change from the treasury stock method to the if-converted method. Diluted net income per share for the three months ended April 30, 2022 is calculated based on GAAP net income and diluted weighted-average shares of 74.5 million, which also includes the potentially dilutive effect of the Company’s stock options, restricted stock units and convertible senior notes.
For adjusted diluted shares, the Company excludes the dilutive impact of the convertible notes at stock prices below $46.88, based on the bond hedge contracts in place that will deliver shares to offset dilution. At stock prices in excess of $46.88, the Company would have an obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges.
5    The adjusted results reflect the exclusion of certain professional service and legal fees and related (credits) costs, asset impairment charges, net gains on lease modifications, non-cash amortization of debt discount on the Company’s convertible senior notes, the related income tax impacts of these adjustments, as well as certain discrete income tax adjustments related primarily to an intra-entity transfer of intellectual property rights to a wholly-owned Swiss subsidiary, in each case where applicable. A reconciliation of actual results to adjusted results is presented in the “Reconciliation of GAAP Results to Adjusted Results.”
6    Amounts recorded represent certain professional service and legal fees and related (credits) costs which the Company otherwise would not have incurred as part of its business operations.
7    Amounts represent asset impairment charges related primarily to impairment of operating lease right-of-use assets and property and equipment related to certain retail locations resulting from under-performance and expected store closures.
8    Amounts recorded represent net gains on lease modifications related primarily to the early termination of certain lease agreements.
9    In April 2019, the Company issued $300 million principal amount of 2.00% convertible senior notes due 2024 (the “Notes”) in a private offering. Prior to adoption of ASU 2020-06, the Company separated the Notes into liability (debt) and equity (conversion option) components. The debt discount, which represented an amount equal to the fair value of the equity component, was amortized as non-cash interest expense over the term of the Notes. The Company adopted ASU 2020-06 under the modified retrospective method as of January 30, 2022. Upon adoption, the equity component was eliminated in the current period and recorded as an adjustment to retained earnings. Prior periods are not affected.
10    Amounts represent discrete income tax adjustments related primarily to the impacts from an intra-entity transfer of intellectual property rights to a wholly-owned Swiss subsidiary, impacts from cumulative valuation allowances and the income tax benefits from an income tax rate change due to net operating loss carrybacks.
11    The income tax effect of certain professional service and legal fees and related (credits) costs, asset impairment charges, net gains on lease modifications and the amortization of debt discount was based on the Company’s assessment of deductibility using the statutory income tax rate (inclusive of the impact of valuation allowances) of the tax jurisdiction in which the charges were incurred.
12    Income tax expense is calculated using the adjusted effective income tax rate of 24.8% for fiscal 2022.
13    The Company defines return on invested capital ("ROIC") as adjusted net operating profit after taxes divided by two-year average invested capital.